Filed Pursuant to Rule 433

Registration No. 333-158663

Subject to Completion

Preliminary Term Sheet dated September 23, 2010

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-8 of product supplement VCN-1. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$0.25	$
Proceeds, before expenses, to Bank of America Corporation	$9.75	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.20 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.75 per unit and $0.00 per unit, respectively.

*Depending on the date the notes are priced for initial sale to the public (the “pricing date”), which may be in October or November 2010, the settlement date may occur in October or November 2010, and the maturity date may occur in October or November 2016. Any reference in this term sheet to the month in which the pricing date, the settlement date, coupon determination dates, coupon payment dates, or the maturity date will occur is subject to change as specified above.

Merrill Lynch & Co.

October     , 2010

Units Variable Coupon Notes Linked to a Basket of 16 Common Equity Securities, due November , 2016 $10 principal amount per unit Variable Coupon Notes Term Sheet No.	Expected Pricing Date* Settlement Date* Maturity Date* CUSIP No.	October , 2010 November , 2010 November , 2016

•    Annual coupon payments based on the average performance of a basket of 16 common equity securities (the “Basket Stocks”), subject to an Auto-Cap of 6.00% to 10.00% for each Basket Stock and a minimum Coupon Rate of 2.00% per annum

•    Payment of principal amount and the final coupon payment at maturity

•    A maturity of approximately six years

•    Payment of interest and repayment of principal at maturity are subject to the credit risk of Bank of America Corporation

•    No listing on any securities exchange

STRUCTURED INVESTMENTS PRINCIPAL PROTECTION ENHANCED INCOME MARKET PARTICIPATION ENHANCED PARTICIPATION

Summary

The Variable Coupon Notes Linked to a Basket of 16 Common Equity Securities, due November     , 2016 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and all payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC.

The notes provide investors with annual interest payments based upon the performance of an equally-weighted basket (the “Basket”) of 16 common equity securities. The Basket consists of the following common equity securities:

Basket Stock	Ticker	Weight	Initial Share Price	Basket Stock	Ticker	Weight	Initial Share Price
Barrick Gold Corporation	ABX	6.25%		Merck & Co., Inc.	MRK	6.25%
The Blackstone Group L.P.	BX	6.25%		Microsoft Corporation	MSFT	6.25%
The Coca-Cola Company	KO	6.25%		The Mosaic Company	MOS	6.25%
Dell Inc.	DELL	6.25%		Oracle Corporation	ORCL	6.25%
Exxon Mobil Corporation	XOM	6.25%		Pfizer Inc.	PFE	6.25%
Ford Motor Company	F	6.25%		The Proctor & Gamble Company	PG	6.25%
The Goldman Sachs Group, Inc.	GS	6.25%		Research In Motion Limited	RIMM	6.25%
JPMorgan Chase & Co	JPM	6.25%		Wal-Mart Stores, Inc.	WMT	6.25%

The notes are not traditional debt securities, and investors may not earn interest on their investment above the minimum coupon of 2.00% per annum.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement VCN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately six years
Initial Share Price:	For each Basket Stock, the Initial Share Price will be the Volume Weighted Average Price of the Basket Stock.
Volume Weighted Average Price:

Absent a determination of manifest error, the price (rounded to two decimal places) shown on page “AQR” on Bloomberg L.P. for trading in shares of the Basket Stock taking place on all U.S. exchanges on the pricing date from approximately 9:30 a.m. to 4:02 p.m. for Basket Stocks whose primary exchange is the New York Stock Exchange, and from 9:30 a.m. to 4:05 p.m. for Basket Stocks whose primary exchange is the Nasdaq Global Select Market.

Annual Level:	For each Basket Stock, the Annual Level will be the Closing Price of one share of the Basket Stock on the applicable Coupon Determination Date, multiplied by its Price Multiplier.
Coupon Determination Dates:

Each of the six anniversary dates of the pricing date, determined on the pricing date and set forth in the final term sheet that will be made available in connection with the sale of the notes, subject to postponement as described on page S-20 of product supplement VCN-1 if it is determined that a scheduled Coupon Determination Date is not a trading day or if a Market Disruption Event occurs on a scheduled Coupon Determination Date.

Coupon Payment Dates:

November     , 2011, November     , 2012, November     , 2013, November     , 2014, November     , 2015, and November     , 2016, subject to postponement if the related Coupon Determination Date is postponed as described above.

Coupon Payments:

On each Coupon Payment Date, the applicable Coupon Payment payable on the notes will equal the product of the principal amount and the Coupon Rate determined on the applicable Coupon Determination Date.

The Coupon Rate will equal the arithmetic average of the Performance Level of each of the Basket Stocks on the applicable Coupon Determination Date. However, in no event will the Coupon Rate be less than 2.00% per annum.

The Performance Level of each Basket Stock will equal the Auto-Cap if the Stock Return of the applicable Basket Stock on the applicable Coupon Determination Date is greater than zero. Otherwise, the Performance Level for that Basket Stock will equal the Stock Return.

For each Basket Stock, the Stock Return will calculated as follows:

	(	Annual Level – Initial Share Price	)
Initial Share Price
As a result of the Auto-Cap, the Coupon Rate for each Coupon Payment Date will never exceed the Auto-Cap of 6.00% to 10.00%.

Minimum Coupon Rate:	The minimum per annum Coupon Rate payable on the notes for any annual interest period will be 2.00%.
Auto-Cap:	6.00% to 10.00%. The actual Auto-Cap will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with the sale of the notes.
Return Floor:	Not Applicable
Price Multiplier:	For each Basket Stock, 1, subject to adjustment for certain corporate events relating to the Basket Stocks described beginning on page S-22 of product supplement VCN-1.
Calculation Agent:	MLPF&S, a subsidiary of BAC

Hypothetical Coupon Rate Calculations

Examples

Set forth below are examples of the calculations of the hypothetical Coupon Rates (rounded to nearest ten-thousandth and expressed as percentages) determined on each of the Coupon Determination Dates, based upon the minimum Coupon Rate of 2.00% per annum and a hypothetical Auto-Cap of 8.00% (the midpoint of the Auto-Cap range of 6.00% to 10.00%). The examples illustrate, for the hypothetical Initial Share Prices set forth in the table below (the Closing Prices of the Basket Stocks on September 15, 2010), and a range of hypothetical Annual Levels on each Coupon Determination Date:

▪	the hypothetical Stock Return and Performance Level of each Basket Stock;
▪	the hypothetical Average Performance Level; and
▪	the hypothetical Coupon Rate payable on the applicable Coupon Payment Date.

On the first Coupon Determination Date, the hypothetical Stock Return of each Basket Stock is less than zero. The Performance Level of each Basket Stock will equal its hypothetical Stock Return, resulting in a hypothetical Average Performance Level of -19.12%. However, because in no event will the Coupon Rate determined on any Coupon Determination Date be less than the minimum Coupon Rate, the hypothetical Coupon Rate for November     , 2011 is 2.00%.

On the second Coupon Determination Date, the hypothetical Stock Returns of eight Basket Stocks are less than zero, and the hypothetical Stock Returns of the other eight Basket Stocks are greater than zero. Because of the Auto-Cap, the Performance Levels of each of the Basket Stocks with a Stock Return that is greater than zero will equal the Auto-Cap, and the Performance Levels of each of the Basket Stocks with a Stock Return that is less than zero will equal its hypothetical Stock Return. The hypothetical Average Performance Level is -2.06%. However, because in no event will the Coupon Rate determined on any Coupon Determination Date be less than the minimum Coupon Rate, the hypothetical Coupon Rate for November     , 2012 is 2.00%.

On the third Coupon Determination Date, the hypothetical Stock Return of one Basket Stock is less than zero, and the hypothetical Stock Return of each of the other Basket Stocks is greater than zero. Because of the Auto-Cap, the Performance Level of the Basket Stocks with a Stock Return that is greater than zero will equal the Auto-Cap, and the Performance Level of the Basket Stock with a Stock Return that is less than zero will equal its hypothetical Stock Return. The hypothetical Average Performance Level is 7.19%. Therefore, the hypothetical Coupon Rate for November     , 2013 is 7.19%.

On the fourth Coupon Determination Date, the hypothetical Stock Return of two Basket Stocks is less than zero, and the hypothetical Stock Return of each of the other Basket Stocks is greater than zero. Because of the Auto-Cap, the Performance Level of the Basket Stocks with a Stock Return that is greater than zero will equal the Auto-Cap, and the Performance Level of each of the Basket Stocks with a Stock Return that is less than zero will equal its hypothetical Stock Return. The hypothetical Average Performance Level is -2.88%. However, because in no event will the Coupon Rate determined on any Coupon Determination Date be less than the minimum Coupon Rate, the hypothetical Coupon Rate for November     , 2014 is 2.00%.

On the fifth Coupon Determination Date, the hypothetical Stock Return of each Basket Stock is greater than zero. Because of the Auto-Cap, the Performance Level of each Basket Stock will equal the Auto-Cap. Therefore, even though the hypothetical average Stock Return is 14.12%, the hypothetical Coupon Rate for November     , 2015 is 8.00%.

On the sixth Coupon Determination Date, the hypothetical Stock Return of each Basket Stock is greater than zero. Because of the Auto-Cap, the Performance Level of each Basket Stock will equal the Auto-Cap. Therefore, even though the hypothetical average Stock Return is 2.55%, the hypothetical Coupon Rate for November     , 2016 is 8.00%.

These examples and the table below are for illustration only. The Coupon Rate on one or more Coupon Payment Dates may be limited to the minimum Coupon Rate.

		November , 2011			November , 2012			November , 2013
	Initial Share Price	Annual Level	Stock Return	Perfor- mance Level	Annual Level	Stock Return	Perfor- mance Level	Annual Level	Stock Return	Perfor- mance Level
Barrick Gold Corporation	44.99	35.99	-20.00%	-20.00%	40.49	-10.00%	-10.00%	47.69	6.00%	8.00%
The Blackstone Group L.P.	10.77	7.54	-29.99%	-29.99%	11.09	2.97%	8.00%	11.61	7.80%	8.00%
The Coca-Cola Company	57.42	49.38	-14.00%	-14.00%	49.96	-12.99%	-12.99%	61.61	7.30%	8.00%
Dell Inc.	12.31	9.23	-25.02%	-25.02%	10.96	-10.97%	-10.97%	12.43	0.97%	8.00%
Exxon Mobil Corporation	61.00	48.19	-21.00%	-21.00%	62.53	2.51%	8.00%	64.05	5.00%	8.00%
Ford Motor Company	11.87	9.26	-21.99%	-21.99%	12.23	3.03%	8.00%	12.76	7.50%	8.00%
The Goldman Sachs Group, Inc.	152.56	129.68	-15.00%	-15.00%	134.25	-12.00%	-12.00%	154.09	1.00%	8.00%
JPMorgan Chase & Co	40.98	29.92	-26.99%	-26.99%	42.62	4.00%	8.00%	42.41	3.49%	8.00%
Merck & Co., Inc.	36.52	32.87	-9.99%	-9.99%	31.41	-13.99%	-13.99%	39.33	7.69%	8.00%
Microsoft Corporation	25.09	22.33	-11.00%	-11.00%	27.10	8.01%	8.00%	26.85	7.01%	8.00%
The Mosaic Company	57.59	50.10	-13.01%	-13.01%	60.47	5.00%	8.00%	62.05	7.74%	8.00%
Oracle Corporation	25.71	19.80	-22.99%	-22.99%	21.85	-15.01%	-15.01%	26.74	4.01%	8.00%
Pfizer Inc.	17.27	13.13	-23.97%	-23.97%	18.13	4.98%	8.00%	17.62	2.03%	8.00%
The Proctor & Gamble Company	61.11	51.33	-16.00%	-16.00%	54.69	-10.51%	-10.51%	63.55	3.99%	8.00%
Research In Motion Limited	45.52	37.78	-17.00%	-17.00%	46.43	2.00%	8.00%	43.24	-5.01%	-5.01%
Wal-Mart Stores, Inc.	52.86	43.35	-17.99%	-17.99%	46.78	-11.50%	-11.50%	55.24	4.50%	8.00%
Hypothetical Average Stock Return				-19.12%			-4.03%			4.44%

Hypothetical Average Performance Level				-19.12%			-2.06%			7.19%

Hypothetical Coupon Rate				2.00%			2.00%			7.19%

		November , 2014			November , 2015			November , 2016
	Initial Share Price	Annual Level	Stock Return	Perfor- mance Level	Annual Level	Stock Return	Perfor- mance Level	Annual Level	Stock Return	Perfor- mance Level
Barrick Gold Corporation	44.99	45.89	2.00%	8.00%	51.06	13.49%	8.00%	45.89	2.00%	8.00%
The Blackstone Group L.P.	10.77	11.00	2.14%	8.00%	12.06	11.98%	8.00%	11.09	2.97%	8.00%
The Coca-Cola Company	57.42	8.61	-85.01%	-85.01%	63.45	10.50%	8.00%	59.43	3.50%	8.00%
Dell Inc.	12.31	2.46	-80.02%	-80.02%	13.66	10.97%	8.00%	12.93	5.04%	8.00%
Exxon Mobil Corporation	61.00	62.21	1.98%	8.00%	69.85	14.51%	8.00%	62.98	3.25%	8.00%
Ford Motor Company	11.87	11.88	0.08%	8.00%	13.41	12.97%	8.00%	11.99	1.01%	8.00%
The Goldman Sachs Group, Inc.	152.56	155.00	1.60%	8.00%	175.44	15.00%	8.00%	158.66	4.00%	8.00%
JPMorgan Chase & Co	40.98	41.39	1.00%	8.00%	46.72	14.01%	8.00%	42.00	2.49%	8.00%
Merck & Co., Inc.	36.52	37.38	2.35%	8.00%	41.09	12.51%	8.00%	38.53	5.50%	8.00%
Microsoft Corporation	25.09	27.60	10.00%	8.00%	29.10	15.98%	8.00%	25.47	1.51%	8.00%
The Mosaic Company	57.59	59.12	2.66%	8.00%	63.92	10.99%	8.00%	60.18	4.50%	8.00%
Oracle Corporation	25.71	25.99	1.09%	8.00%	30.34	18.01%	8.00%	25.84	0.51%	8.00%
Pfizer Inc.	17.27	17.42	0.87%	8.00%	20.21	17.02%	8.00%	17.40	0.75%	8.00%
The Proctor & Gamble Company	61.11	62.52	2.31%	8.00%	70.28	15.01%	8.00%	61.26	0.25%	8.00%
Research In Motion Limited	45.52	45.93	0.90%	8.00%	53.26	17.00%	8.00%	46.09	1.25%	8.00%
Wal-Mart Stores, Inc.	52.86	53.91	1.99%	8.00%	61.32	16.00%	8.00%	54.05	2.25%	8.00%
Hypothetical Average Stock Return				-8.38%			14.12%			2.55%

Hypothetical Average Performance Level				-3.31%			8.00%			8.00%

Hypothetical Coupon Rate				2.00%			8.00%			8.00%

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-8 of product supplement VCN-1 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	The Coupon Rate on one or more Coupon Payment Dates may be limited to the minimum Coupon Rate.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	The Coupon Rate that will be applicable to each Coupon Payment Date is limited to the same rate as the Auto-Cap.

▪	Due to the Auto-Cap, a significantly negative Stock Return of one or more Basket Stocks may not be offset by the positive stock return of one or more other Basket Stocks.

▪	Your investment return, if any, may be less than a comparable investment directly in the Basket or the Basket Stocks.

▪	You must rely on your own evaluation of the merits of an investment linked to the Basket Stocks.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪	The Coupon Payments will not be affected by all developments relating to the Basket Stocks.

▪	Changes in the value of one or more of the Basket Stocks may be offset by changes in the value of one or more of the other Basket Stocks.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪

You will have no rights of a holder of any of the Basket Stocks, you will have no rights to receive any of the Basket Stocks, and you will not be entitled to dividends or other distributions by the issuers of the Basket Stocks.

▪

Although we or our affiliates may from time to time hold one or more Basket Stocks, we do not control any company included in the Basket and are not responsible for any disclosure made by any other company.

▪	Our business activities relating to the issuers of the Basket Stocks may create conflicts of interest with you.

▪	The issuers of the Basket Stocks have no obligations relating to the notes and we will not perform any due diligence procedures with respect to these issuers.

▪	Purchases and sales by us and our affiliates may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the notes and their market value.

▪	The Annual Level of each Basket Stock determined on any Coupon Determination Date is not subject to adjustment for all corporate events.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

You should consider the tax consequences of investing in the notes. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below, and “U.S. Federal Income Tax Summary” beginning on page S-29 of product supplement VCN-1.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Annual Level of each of the Basket Stocks will be greater than the Initial Share Price on each of the Coupon Determination Dates.

▪	You accept that the Coupon Rate applicable to each annual interest period is uncertain and may not be more than the minimum Coupon Rate.

▪	You accept that the Coupon Rate for each Coupon Payment Date is limited to the same rate as the Auto-Cap.

▪	You seek exposure to the Basket Stocks with no expectation of dividends or other benefits of owning the Basket Stocks.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪	You anticipate that the Annual Level of each of the Basket Stocks will be less than the Initial Share Price on each of the Coupon Determination Dates.

▪	You seek an investment that provides annual interest payments with a guaranteed rate or a floating rate that is not limited to a percentage that will be between 6.00% and 10.00%.

▪	You want to receive dividends or other distributions paid on the Basket Stocks.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Other Provisions

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

Supplement to the Plan of Distribution

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of NASD Rule 2720. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us on the issue date as principal at the purchase price indicated on the cover of this term sheet, less the indicated underwriting discount. MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the notes but is not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The Basket Stocks

None of the issuers of the Basket Stocks has authorized or sanctioned the notes or participated in the preparation of this term sheet. Each of these issuers is subject to the informational requirements of the Exchange Act and files reports and other information with the SEC. Companies with securities registered under the Exchange Act are required to file periodically financial and other information required by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material also can be obtained from the Public Reference Section at prescribed rates. In addition, information filed electronically by each of the issuers of the Basket Stocks with the SEC can be reviewed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov.

This term sheet relates only to the notes and does not relate to the Basket Stocks. We are not offering or selling securities of any of the issuers of the Basket Stocks. The descriptions of the Basket Stocks in this section are derived from the publicly available documents described in the preceding paragraph. None of us or our affiliates has participated in the preparation of these documents, verified the accuracy or the completeness of the information concerning the Basket Stocks included in the publicly available documents or made any due diligence inquiry with respect to the Basket Stocks. We do not make any representation that the publicly available documents or any other publicly available information about the Basket Stocks are accurate or complete. There can be no assurance that events occurring prior or subsequent to the date of this term sheet (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that might affect the value of any of the Basket Stocks have been or will be publicly disclosed. Because each Coupon Payment is related to the value of the Basket Stocks, those events, if any, also would affect the market value of the notes. We do not intend to furnish to you any additional information about the Basket Stocks. Neither we nor any of our affiliates makes any representation to you as to the future performance of any of the Basket Stocks.

We obtained the historical prices of the Basket Stocks shown below from the Bloomberg Financial® service, without independent verification. The historical value of any Basket Stock should not be taken as an indication of its future performance, and we cannot assure you that its Annual Level determined on any Coupon Determination Date will not decrease from its Initial Share Price.

You should make your own investigation into the Basket Stocks.

Historical Data on the Basket Stocks

The following tables set forth the high, low, and period-end closing prices of each of the Basket Stocks from the first quarter of 2006 through September 15, 2010.

Barrick Gold Corporation

Barrick Gold Corporation is an international gold company with operating mines and development projects in the United States, Canada, South America, Australia, and Africa. This Basket Stock trades on the New York Stock Exchange under the symbol “ABX.”

	High Closing Price	Low Closing Price	Period-End Closing Price
2006
First Quarter	31.46	25.65	27.24
Second Quarter	35.23	26.89	29.60
Third Quarter	34.04	28.28	30.72
Fourth Quarter	31.50	28.34	30.70
2007
First Quarter	32.11	27.42	28.55
Second Quarter	31.17	27.99	29.07
Third Quarter	40.94	29.60	40.28
Fourth Quarter	46.98	37.39	42.05
2008
First Quarter	53.57	41.94	43.45
Second Quarter	46.04	37.36	45.50
Third Quarter	50.39	26.60	36.74
Fourth Quarter	37.36	18.14	36.77
2009
First Quarter	39.58	26.04	32.42
Second Quarter	38.08	27.53	33.55
Third Quarter	40.04	31.48	37.90
Fourth Quarter	47.93	34.58	39.38
2010
First Quarter	41.76	34.00	38.34
Second Quarter	46.38	39.11	45.41
Third Quarter (through September 15, 2010)	46.76	40.03	44.99

The Blackstone Group L.P.

The Blackstone Group L.P. is a global alternative asset manager and provider of financial advisory services. The firm’s asset management businesses include the management of corporate private equity funds, real estate funds, mezzanine funds, proprietary hedge funds and closed-end mutual funds. Blackstone also provides M&A and reorganization advisory, as well as private placement services. This Basket Stock, consisting of the issuer’s common units representing limited liability partnership interests, trades on the New York Stock Exchange under the symbol “BX.”

	High Closing Price	Low Closing Price	Period-End Closing Price
2007
Second Quarter	35.06	29.27	29.27
Third Quarter	31.50	21.54	25.08
Fourth Quarter	29.08	20.60	22.13
2008
First Quarter	21.74	14.55	15.88
Second Quarter	20.54	16.94	18.21
Third Quarter	18.83	14.63	15.34
Fourth Quarter	15.34	4.65	6.53
2009
First Quarter	8.10	3.87	7.25
Second Quarter	13.84	7.24	10.54
Third Quarter	15.05	8.60	14.20
Fourth Quarter	17.11	12.90	13.12
2010
First Quarter	14.90	12.13	14.00
Second Quarter	15.26	9.52	9.56
Third Quarter (through September 15, 2010)	11.70	9.20	10.77

The Coca-Cola Company

The Coca-Cola Company manufactures, markets, and distributes soft drink concentrates and syrups. The company also distributes and markets juice and juice-drink products. Coca-Cola distributes its products to retailers and wholesalers in the United States and internationally. This Basket Stock trades on the New York Stock Exchange under the symbol “KO.”

	High Closing Price	Low Closing Price	Period-End Closing Price
2006
First Quarter	42.89	40.09	41.87
Second Quarter	44.49	41.04	43.02
Third Quarter	45.14	42.65	44.68
Fourth Quarter	49.00	43.79	48.25
2007
First Quarter	48.74	45.89	48.00
Second Quarter	53.61	48.52	52.31
Third Quarter	57.47	52.09	57.47
Fourth Quarter	64.09	57.19	61.37
2008
First Quarter	65.56	57.40	60.87
Second Quarter	61.44	51.84	51.98
Third Quarter	55.41	49.60	52.88
Fourth Quarter	54.16	41.01	45.27
2009
First Quarter	45.90	37.85	43.95
Second Quarter	49.76	42.24	47.99
Third Quarter	53.76	48.12	53.70
Fourth Quarter	59.11	53.12	57.00
2010
First Quarter	57.13	52.65	55.00
Second Quarter	55.32	50.08	50.12
Third Quarter (through September 15, 2010)	58.52	50.03	57.42

Dell Inc.

Dell Inc. offers a wide range of computers and related products. The company sells personal computers, servers and networking products, storage systems, mobility products, software and peripherals, and services. Dell serves consumers and businesses in the Americas, Europe, the Middle East, Africa, and the Asia Pacific region. This Basket Stock trades on the Nasdaq Global Select Market under the symbol “DELL.”

	High Closing Price	Low Closing Price	Period-End Closing Price
2006
First Quarter	32.00	28.90	29.76
Second Quarter	29.85	23.63	24.41
Third Quarter	24.59	19.94	22.84
Fourth Quarter	27.62	22.72	25.09
2007
First Quarter	27.28	21.79	23.21
Second Quarter	28.55	23.02	28.55
Third Quarter	29.34	25.93	27.60
Fourth Quarter	30.60	23.57	24.51
2008
First Quarter	24.39	19.07	19.92
Second Quarter	24.45	18.24	21.88
Third Quarter	25.63	15.41	16.48
Fourth Quarter	16.15	9.30	10.24
2009
First Quarter	11.27	7.99	9.48
Second Quarter	13.86	9.50	13.73
Third Quarter	16.92	11.97	15.26
Fourth Quarter	16.07	12.81	14.36
2010
First Quarter	15.22	12.90	15.01
Second Quarter	17.50	12.06	12.06
Third Quarter (through September 15, 2010)	13.74	11.59	12.31

Exxon Mobil Corporation

Exxon Mobil Corporation operates petroleum and petrochemicals businesses on a worldwide basis. The company’s operations include exploration and production of oil and gas, electric power generation, and coal and minerals operations. Exxon Mobil also manufactures and markets fuels, lubricants, and chemicals. This Basket Stock trades on the New York Stock Exchange under the symbol “XOM.”

	High Closing Price	Low Closing Price	Period-End Closing Price
2006
First Quarter	63.11	58.28	60.86
Second Quarter	65.00	56.84	61.35
Third Quarter	70.72	62.15	67.10
Fourth Quarter	78.73	65.41	76.63
2007
First Quarter	76.24	69.86	75.45
Second Quarter	86.36	76.16	83.88
Third Quarter	93.44	80.67	92.56
Fourth Quarter	95.05	84.11	93.69
2008
First Quarter	93.83	81.44	84.58
Second Quarter	94.56	84.91	88.13
Third Quarter	88.35	73.25	77.66
Fourth Quarter	83.14	62.35	79.83
2009
First Quarter	81.64	62.22	68.10
Second Quarter	74.05	64.75	69.91
Third Quarter	72.75	65.12	68.61
Fourth Quarter	76.47	66.58	68.19
2010
First Quarter	70.30	64.35	66.98
Second Quarter	69.29	57.07	57.07
Third Quarter (through September 15, 2010)	62.72	56.57	61.00

Ford Motor Company

Ford Motor Company designs, manufactures, and services cars and trucks. The company also provides vehicle-related financing, leasing, and insurance through its subsidiary. This Basket Stock trades on the New York Stock Exchange under the symbol “F.”

	High Closing Price	Low Closing Price	Period-End Closing Price
2006
First Quarter	8.93	7.55	7.96
Second Quarter	7.95	6.36	6.93
Third Quarter	9.19	6.19	8.09
Fourth Quarter	9.03	6.88	7.51
2007
First Quarter	8.73	7.51	7.89
Second Quarter	9.49	7.74	9.42
Third Quarter	9.64	7.50	8.49
Fourth Quarter	9.20	6.70	6.73
2008
First Quarter	6.85	5.11	5.72
Second Quarter	8.48	4.81	4.81
Third Quarter	6.03	4.17	5.20
Fourth Quarter	4.55	1.26	2.29
2009
First Quarter	2.94	1.58	2.63
Second Quarter	6.41	2.74	6.07
Third Quarter	8.44	5.35	7.21
Fourth Quarter	10.20	6.84	10.00
2010
First Quarter	14.10	10.28	12.57
Second Quarter	14.46	9.88	10.08
Third Quarter (through September 15, 2010)	13.16	10.16	11.87

The Goldman Sachs Group, Inc.

The Goldman Sachs Group, Inc., a bank holding company, is a global investment banking and securities firm specializing in investment banking, trading and principal investments, asset management and securities services. The company provides services to corporations, financial institutions, governments, and high-net worth individuals. This Basket Stock trades on the New York Stock Exchange under the symbol “GS.”

	High Closing Price	Low Closing Price	Period-End Closing Price
2006
First Quarter	156.96	127.04	156.96
Second Quarter	168.55	138.50	150.43
Third Quarter	170.00	140.10	169.17
Fourth Quarter	205.10	170.69	199.35
2007
First Quarter	220.94	190.00	206.63
Second Quarter	233.64	205.65	216.75
Third Quarter	224.55	164.90	216.74
Fourth Quarter	247.92	201.51	215.05
2008
First Quarter	207.78	151.02	165.39
Second Quarter	200.27	162.40	174.90
Third Quarter	188.04	108.00	128.00
Fourth Quarter	134.50	52.00	84.39
2009
First Quarter	112.95	59.20	106.02
Second Quarter	149.47	110.29	147.44
Third Quarter	185.52	138.55	184.35
Fourth Quarter	192.28	160.93	168.84
2010
First Quarter	177.90	148.72	170.63
Second Quarter	184.92	131.27	131.27
Third Quarter (through September 15, 2010)	156.41	131.08	152.56

JPMorgan Chase & Co.

JPMorgan Chase & Co. provides global financial services and retail banking. The company provides services such as investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking, and home finance. It serves business enterprises, institutions, and individuals. This Basket Stock trades on the New York Stock Exchange under the symbol “JPM.”

	High Closing Price	Low Closing Price	Period-End Closing Price
2006
First Quarter	42.11	38.05	41.64
Second Quarter	46.65	39.95	42.00
Third Quarter	47.22	40.71	46.96
Fourth Quarter	48.95	46.01	48.30
2007
First Quarter	51.65	46.70	48.38
Second Quarter	53.20	48.24	48.45
Third Quarter	50.05	43.00	45.82
Fourth Quarter	47.58	40.46	43.65
2008
First Quarter	48.25	36.48	42.95
Second Quarter	49.25	34.31	34.31
Third Quarter	48.24	31.02	46.70
Fourth Quarter	49.85	22.72	31.53
2009
First Quarter	31.35	15.90	26.58
Second Quarter	38.94	27.25	34.11
Third Quarter	46.47	32.27	43.82
Fourth Quarter	47.16	40.27	41.67
2010
First Quarter	45.02	37.70	44.75
Second Quarter	47.81	36.61	36.61
Third Quarter (through September 15, 2010)	41.64	35.63	40.98

Merck & Co., Inc.

Merck & Co., Inc. is a global pharmaceutical company that discovers, develops, manufactures, and markets a broad range of human and animal health products. Merck’s products include a treatment for elevated cholesterol, a treatment for male pattern hair loss, a preventive treatment for osteoporosis, a treatment for hypertension, and a treatment for allergic rhinitis. This Basket Stock trades on the New York Stock Exchange under the symbol “MRK.”

	High Closing Price	Low Closing Price	Period-End Closing Price
2006
First Quarter	36.23	32.75	35.23
Second Quarter	36.43	33.14	36.43
Third Quarter	42.40	36.15	41.90
Fourth Quarter	46.21	41.42	43.60
2007
First Quarter	46.22	42.94	44.17
Second Quarter	54.35	45.01	49.80
Third Quarter	53.38	48.66	51.69
Fourth Quarter	60.77	51.62	58.11
2008
First Quarter	60.55	37.95	37.95
Second Quarter	41.71	34.68	37.69
Third Quarter	38.45	30.34	31.56
Fourth Quarter	32.09	23.56	30.40
2009
First Quarter	31.00	20.99	26.75
Second Quarter	27.96	22.97	27.96
Third Quarter	32.95	26.45	31.63
Fourth Quarter	38.00	30.67	36.54
2010
First Quarter	41.03	36.20	37.35
Second Quarter	37.71	31.82	34.97
Third Quarter (through September 15, 2010)	36.65	34.22	36.52

Microsoft Corporation

Microsoft Corporation develops, manufactures, licenses, sells, and supports software products. The company offers operating system software, server application software, business and consumer applications software, software development tools, and Internet and intranet software. Microsoft also develops video game consoles and digital music entertainment devices. This Basket Stock trades on the Nasdaq Global Select Market under the symbol “MSFT.”

	High Closing Price	Low Closing Price	Period-End Closing Price
2006
First Quarter	28.15	26.28	27.21
Second Quarter	27.74	21.51	23.30
Third Quarter	27.45	22.25	27.33
Fourth Quarter	30.19	27.34	29.86
2007
First Quarter	31.21	26.72	27.87
Second Quarter	31.11	27.74	29.47
Third Quarter	31.51	27.81	29.46
Fourth Quarter	37.06	29.47	35.60
2008
First Quarter	35.37	26.99	28.38
Second Quarter	31.65	27.12	27.51
Third Quarter	28.13	24.57	26.69
Fourth Quarter	26.48	17.53	19.44
2009
First Quarter	20.76	15.15	18.37
Second Quarter	24.07	18.61	23.77
Third Quarter	25.94	22.39	25.89
Fourth Quarter	31.37	24.64	30.49
2010
First Quarter	31.10	27.72	29.27
Second Quarter	31.39	23.01	23.01
Third Quarter (through September 15, 2010)	26.33	23.16	25.09

The Mosaic Company

The Mosaic Company produces and distributes crop nutrients to the agricultural communities located in North America and other countries. The company’s principal products include concentrated phosphates, and potash. This Basket Stock trades on the New York Stock Exchange under the symbol “MOS.”

	High Closing Price	Low Closing Price	Period-End Closing Price
2006
First Quarter	17.02	13.99	14.35
Second Quarter	17.11	13.96	15.65
Third Quarter	16.97	14.14	16.90
Fourth Quarter	22.70	16.46	21.36
2007
First Quarter	28.00	19.76	26.66
Second Quarter	39.98	26.85	39.02
Third Quarter	53.52	34.61	53.52
Fourth Quarter	95.84	48.92	94.34
2008
First Quarter	117.06	80.02	102.60
Second Quarter	161.08	100.17	144.70
Third Quarter	145.69	63.75	68.02
Fourth Quarter	67.51	22.31	34.60
2009
First Quarter	48.20	32.15	41.98
Second Quarter	56.87	38.21	44.30
Third Quarter	55.13	40.67	48.07
Fourth Quarter	61.69	45.96	59.73
2010
First Quarter	66.70	53.51	60.77
Second Quarter	58.33	38.98	38.98
Third Quarter (through September 15, 2010)	59.77	38.90	57.59

Oracle Corporation

Oracle Corporation supplies software for enterprise information management. The company offers databases and relational servers, application development and decision support tools, and enterprise business applications. Oracle’s software runs on network computers, personal digital assistants, set-top devices, PCs, workstations, minicomputers, mainframes, and massively parallel computers. This Basket Stock trades on the Nasdaq Global Select Market under the symbol “ORCL.”

	High Closing Price	Low Closing Price	Period-End Closing Price
2006
First Quarter	13.99	12.20	13.69
Second Quarter	14.93	13.18	14.49
Third Quarter	18.23	14.10	17.74
Fourth Quarter	19.66	17.10	17.14
2007
First Quarter	18.49	16.29	18.13
Second Quarter	19.88	18.14	19.71
Third Quarter	21.99	19.11	21.65
Fourth Quarter	23.04	19.36	22.58
2008
First Quarter	23.07	18.44	19.56
Second Quarter	23.18	19.84	21.00
Third Quarter	23.52	18.10	20.31
Fourth Quarter	19.86	15.40	17.73
2009
First Quarter	18.68	13.85	18.07
Second Quarter	21.63	18.07	21.42
Third Quarter	22.86	20.18	20.84
Fourth Quarter	25.01	20.34	24.54
2010
First Quarter	26.04	23.06	25.69
Second Quarter	26.51	21.46	21.46
Third Quarter (through September 15, 2010)	25.71	21.55	25.71

Pfizer Inc.

Pfizer Inc. is a research-based, global pharmaceutical company that discovers, develops, manufactures, and markets medicines for humans and animals. The company’s products include prescription pharmaceuticals, non-prescription self-medications, and animal health products such as anti-infective medicines and vaccines. This Basket Stock trades on the New York Stock Exchange under the symbol “PFE.”

	High Closing Price	Low Closing Price	Period-End Closing Price
2006
First Quarter	26.60	23.78	24.92
Second Quarter	25.54	22.64	23.47
Third Quarter	28.47	22.41	28.36
Fourth Quarter	28.41	24.80	25.90
2007
First Quarter	27.22	24.70	25.26
Second Quarter	27.68	25.34	25.57
Third Quarter	26.08	23.39	24.43
Fourth Quarter	25.58	22.30	22.73
2008
First Quarter	24.08	20.50	20.93
Second Quarter	21.51	17.17	17.47
Third Quarter	19.97	17.17	18.44
Fourth Quarter	19.00	14.45	17.71
2009
First Quarter	18.27	11.66	13.62
Second Quarter	15.34	13.04	15.00
Third Quarter	16.86	14.20	16.55
Fourth Quarter	18.85	16.15	18.19
2010
First Quarter	20.00	16.91	17.15
Second Quarter	17.29	14.26	14.26
Third Quarter (through September 15, 2010)	17.27	14.14	17.27

The Procter & Gamble Company

The Procter & Gamble Company manufactures and markets consumer products in countries throughout the world. The company provides products in the laundry and cleaning, paper, beauty care, food and beverage, and health care segments. Proctor & Gamble’s products are sold primarily through mass merchandisers, grocery stores, membership club stores, drug stores, and neighborhood stores. This Basket Stock trades on the New York Stock Exchange under the symbol “PG.”

	High Closing Price	Low Closing Price	Period-End Closing Price
2006
First Quarter	62.25	57.53	57.62
Second Quarter	58.38	53.18	55.60
Third Quarter	62.73	55.62	61.98
Fourth Quarter	64.48	62.04	64.27
2007
First Quarter	66.09	61.17	63.16
Second Quarter	64.31	61.03	61.19
Third Quarter	70.51	61.03	70.34
Fourth Quarter	74.67	68.75	73.42
2008
First Quarter	72.60	64.68	70.07
Second Quarter	71.14	60.49	60.81
Third Quarter	73.15	61.98	69.69
Fourth Quarter	71.44	57.37	61.82
2009
First Quarter	62.80	44.18	47.09
Second Quarter	54.02	47.25	51.10
Third Quarter	58.16	51.11	57.92
Fourth Quarter	63.19	56.62	60.63
2010
First Quarter	64.53	59.84	63.27
Second Quarter	63.94	59.79	59.98
Third Quarter (through September 15, 2010)	63.08	59.34	61.11

Research In Motion Limited

Research In Motion Limited designs, manufactures, and markets wireless solutions for the worldwide mobile communications market. The company provides platforms and solutions for access to email, phone, SMS messaging, Internet, and Intranet-based applications. This Basket Stock trades on the Nasdaq Global Select Market under the symbol “RIMM.”

	High Closing Price	Low Closing Price	Period-End Closing Price
2006
First Quarter	29.57	21.42	28.29
Second Quarter	28.76	20.68	23.26
Third Quarter	34.22	20.79	34.22
Fourth Quarter	47.19	33.34	42.59
2007
First Quarter	48.92	40.40	45.50
Second Quarter	66.66	43.76	66.66
Third Quarter	99.86	65.92	98.55
Fourth Quarter	133.36	96.26	113.40
2008
First Quarter	118.15	84.10	112.23
Second Quarter	147.55	115.47	116.90
Third Quarter	133.75	61.73	68.30
Fourth Quarter	66.93	36.86	40.58
2009
First Quarter	59.17	35.25	43.07
Second Quarter	85.44	45.62	71.05
Third Quarter	85.77	65.62	67.55
Fourth Quarter	69.99	55.74	67.54
2010
First Quarter	75.98	61.41	73.95
Second Quarter	73.87	49.26	49.26
Third Quarter (through September 15, 2010)	57.53	42.86	45.52

Wal-Mart Stores, Inc.

Wal-Mart Stores, Inc. operates discount stores, supercenters, and neighborhood markets. Its discount stores and supercenters offer merchandise such as apparel, housewares, small appliances, electronics, and hardware. The company’s markets offer a full-line supermarket and a limited assortment of general merchandise. The company operates nationally and internationally. This Basket Stock trades on the New York Stock Exchange under the symbol “WMT.”

	High Closing Price	Low Closing Price	Period-End Closing Price
2006
First Quarter	48.54	44.74	47.24
Second Quarter	49.65	45.03	48.17
Third Quarter	49.81	43.02	49.32
Fourth Quarter	51.75	45.54	46.18
2007
First Quarter	50.26	45.73	46.95
Second Quarter	51.21	46.33	48.11
Third Quarter	49.15	42.27	43.65
Fourth Quarter	49.43	42.90	47.53
2008
First Quarter	53.62	45.72	52.68
Second Quarter	59.80	54.08	56.20
Third Quarter	63.17	56.02	59.89
Fourth Quarter	59.73	49.67	56.06
2009
First Quarter	57.18	46.42	52.10
Second Quarter	53.80	47.87	48.44
Third Quarter	51.88	47.57	49.09
Fourth Quarter	54.96	49.00	53.45
2010
First Quarter	55.99	52.61	55.60
Second Quarter	55.53	48.07	48.07
Third Quarter (through September 15, 2010)	52.86	48.00	52.86

U.S. Federal Income Tax Summary

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-29 of product supplement VCN-1, which you should carefully review prior to investing in the notes. For purposes of that discussion, we intend to take the position that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” and the balance of this discussion assumes that this characterization is proper and will be respected. Capitalized terms used and not defined herein have the meanings ascribed to them in product supplement VCN-1.

Under this characterization, the notes generally will be subject to the Treasury regulations governing contingent payment debt instruments. Under those regulations, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to a note. A U.S. Holder who does not use the “comparable yield” and follow the “projected payment schedule” to calculate its OID and interest income on a note must timely disclose and justify the use of other estimates to the IRS.

A U.S. Holder will be required to recognize interest income equal to the amount of any “positive adjustment” for a note for the taxable year in which a contingent payment is paid (including a payment of interest at maturity). A positive adjustment is the excess of actual payments in respect of contingent payments over the projected amount of contingent payments. A U.S. Holder also will be required to account for any “negative adjustment” for a taxable year in which a contingent payment is paid. A negative adjustment is the excess of the projected amounts of contingent payments over actual payments in respect of the contingent payments. A net negative adjustment is the amount by which total negative adjustments in a taxable year exceed total positive adjustments in such taxable year. A net negative adjustment (1) will first reduce the amount of interest for the note that a U.S. Holder would otherwise be required to include in income in the taxable year, and (2) to the extent of any excess, will result in an ordinary loss equal to that portion of the excess as does not exceed the excess of (A) the amount of all previous interest inclusions under the note over (B) the total amount of the U.S. Holder’s net negative adjustments treated as ordinary loss on the note in prior taxable years. A net negative adjustment is not subject to the 2% floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any net negative adjustment in excess of the amounts described above in (1) and (2) will be carried forward to offset future interest income on the note or to reduce the amount realized on a sale, exchange, or redemption of the note and, in the case of a payment at maturity, should result in a capital loss. The deductibility of capital losses by a U.S. Holder is subject to limitations.

The following table assumes an expected issue date of November 4, 2010 and maturity date of November 4, 2016 for the notes and is based upon a hypothetical projected payment schedule and a hypothetical comparable yield equal to 4.2135% per annum (compounded annually), that we established for the notes, and shows the amounts of ordinary income from a note that an initial U.S. Holder that holds the note until maturity and pays taxes on a calendar year basis should be required to report each calendar year. The following tables are for illustrative purposes only. The actual tables will be completed on the pricing date and included in the final term sheet.

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $10.00 principal amount per unit of the notes)	Total Interest Deemed to Have Accrued from Original Issue Date (per $10.00 principal amount per unit of the notes)
November 4, 2010 through December 31, 2010	$0.0649	$0.0649
January 1, 2011 through December 31, 2011	$0.4213	$0.4862
January 1, 2012 through December 31, 2012	$0.4213	$0.9076
January 1, 2013 through December 31, 2013	$0.4213	$1.3289
January 1, 2014 through December 31, 2014	$0.4213	$1.7503
January 1, 2015 through December 31, 2015	$0.4213	$2.1716
January 1, 2016 through November 4, 2016	$0.3565	$2.5281

In addition, we have determined the hypothetical projected payment schedule for the notes as follows:

Date	Projected Payment
November 4, 2011	$0.4214
November 5, 2012	$0.4225
November 4, 2013	$0.4202
November 4, 2014	$0.4214
November 4, 2015	$0.4214
November 4, 2016	$10.4214

You should be aware that these amounts are not calculated or provided for any purposes other than the determination of a U.S. Holder’s interest accruals and adjustments with respect to the notes for U.S. federal income tax purposes. By providing the table above and the projected payment schedule, we make no representations regarding the actual amounts of interest payments on the notes.

Upon a sale, exchange, or redemption of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or redemption and the holder’s tax basis in the notes. A U.S. Holder’s tax basis in a note generally will equal the cost of that note, increased by the amount of OID previously accrued by the holder for that note (without regard to any positive or negative adjustments under the contingent payment debt regulations), and decreased by the amount of any projected payments for previous periods on the note. A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the note.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-29 of product supplement VCN-1.

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement VCN-1 dated August 25, 2010:

http://www.sec.gov/Archives/edgar/data/70858/000119312510196847/d424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Structured Investments Classification

MLPF&S classifies certain structured investments (the “Structured Investments”), including the notes, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation, and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection against decreases in the value of the underlying market measure (or increases in the value of an underlying market measure for bearish Structured Investments), while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes, and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments generally do not include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments generally do not include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.